UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2013

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On June 27, 2013, Zogenix, Inc. (“Zogenix”) and Valeant Pharmaceuticals North America LLC (“Valeant”) entered into a co-promotion agreement (the “Agreement”). Under the terms of the Agreement, Zogenix was granted the exclusive right (with Valeant or any of its affiliates) to promote Migranal® (dihydroergotamine mesylate) Nasal Spray (“Migranal”), to a prescriber audience of physicians and other health care practitioners in the United States. Under the Agreement, the Zogenix sales team will begin selling Migranal to prescribers no later than August 26, 2013. The term of the Agreement will run through December 31, 2015 (unless otherwise terminated), and can be extended by mutual agreement of the parties in additional twelve (12) month increments. Valeant remains responsible for the manufacture, supply and distribution of Migranal for sale in the United States. In addition, Valeant will supply a specified amount of product samples to Zogenix every six (6) months, and Zogenix will reimburse Valeant for the cost of additional samples and any promotional materials ordered by Zogenix.

In partial consideration of Zogenix’s sales efforts, Valeant will pay Zogenix a co-promotion fee on a quarterly basis that represents specified percentages of net sales generated from Zogenix over defined baseline amounts of net sales (the “Baseline Forecast” and “Adjusted Baseline Forecast”). In addition, upon completion of the co-promotion term, and only if the Agreement is not terminated by Valeant due to a Zogenix bankruptcy event (as defined in the Agreement) or a material failure of Zogenix to comply with its material obligations under the Agreement, Valeant will be required to pay Zogenix an additional tail payment calculated as a fixed percentage of the Zogenix net sales over the Baseline Forecast (or Adjusted Baseline Forecast) during the first full six (6) months following the last day of the term.

Zogenix may terminate the Agreement in the event of a Valeant supply failure (as defined in the Agreement) or material product recall, or if the net sales price in a fiscal quarter is less than a specified percentage of the net sales price in the immediately preceding quarter, if the reduction in such net sales price would have a material adverse effect on Zogenix’s financial return as a result of performance of its obligation under the Agreement.

Either party may terminate the Agreement with six (6) months’ notice, provided that neither party may provide notice of termination before January 1, 2014. Either party may terminate the Agreement with thirty (30) days prior notice if Zogenix net sales within a fiscal quarter fall below the Baseline Forecast (or Adjusted Baseline Forecast) for one or more fiscal quarters, or following the commercial introduction of a generic product to Migranal promoted or otherwise commercialized by a third party in the United States. In addition, either party may terminate the Agreement in the event of a change of control of itself or the other party (upon ninety (90) days’ prior written notice), upon any action taken or objection raised by governmental authority that prevents either party from performing its obligations under the Agreement, upon the filing of an action alleging patent infringement, in connection with the material breach of the other party’s material obligations, or if a bankruptcy event of the other party occurs.

* * *

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which Zogenix intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2013, requesting confidential treatment for certain portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: June 27, 2013	By:	/s/ Roger L. Hawley
		Name:	Roger L. Hawley
		Title:	Chief Executive Officer

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